EXHIBIT A

CODE OF ETHICS
FOR SENIOR FINANCIAL OFFICERS
AND THE CHIEF EXECUTIVE OFFICER
OF
GIBRALTAR STEEL CORPORATION

            Gibraltar Steel Corporation (the "Company") is committed to conducting its business in compliance with all the applicable laws and regulations of the countries in which it operates and in accordance with high standards of business conduct. The Company strives to maintain and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Commission and in other public communications made by it; compliance with applicable governmental laws, rules and regulations; prompt internal reporting to an appropriate person or persons of violations of the code; and accountability for adherence to the code. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements.

            All of the Company's financial executives must agree to comply with the following principles, and the Chief Executive Officer, in his or her capacity as the Company's principal executive officer, to whom all senior financial officers ultimately report, will promote and support this Code of Ethics, and, to the extent consistent with his or her duties and responsibilities, comply with the following principles:

Honest and Ethical Conduct

 Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in personal and professional relationships.

Promptly disclose to the Company through the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

Promote and reward ethical behavior in all aspects of the Company.  Eliminate inhibitions and barriers to responsible behavior, such as coercion or fear of reprisal.  Demonstrate personal support for all policies and procedures regarding ethical behavior in the Company.

Act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

Do not knowingly be a party to any illegal activity or engage in acts that are discreditable to his or her profession or the Company.

Financial Records and Periodic Reports

Devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met.

Maintain books and records that fairly and accurately reflect the Company's business transactions

Use good business judgment in the processing and recording of all financial transactions.

Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

Provide information that is accurate, complete, objective, relevant, timely and understandable.

Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

Comply with generally accepted accounting standards and practices, rules, regulations and controls.

Sign only those documents that he or she believes to accurate and truthful.  Do not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

Compliance with Applicable Laws, Rules and Regulations

Comply with laws, rules and regulations of federal, state, provincial and local governments and other appropriate and private and public regulatory agencies.

Identify, report and correct any detected deviations from applicable laws, rules and regulations.

Report Violations of this Code of Ethics

Report to the Company, through the Audit Committee, any situation where the Code of Ethics, the Company's standards or the laws are being violated.

Any waiver of any provision of this Code of Ethics must be approved, in advance, by the Audit Committee.

Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

The parties subject to this Code of Ethics will acknowledge in writing that they agree to comply with these requirements.

The undersigned, the [insert title] of Gibraltar Steel Corporation hereby acknowledges and agrees to comply with the Code of Ethics of Gibraltar Steel Corporation attached hereto.

                                                                                                    __________________________________________
                                                                                                    Name:
                                                                                                    Title: